Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact: Kelly Krueger Weber Shandwick 415.248.3415 kkrueger@webershandwick.com	Investor Contact: Maria Butler-Hadas Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER EARNINGS

EMERYVILLE, Calif. - May 4, 2005 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter results for the period ended April 3, 2005, which included 13 weeks.

In this release, the company:

•	Reports sales growth for the quarter of 22.7 percent, in line with previous guidance;

•	Reports earnings growth of 34.2 percent;

•	Achieves earnings per share of $0.17, the high end of previous guidance;

•	Confirms 2005 guidance of 20 percent sales growth and $0.74 per share.

For the 13 weeks ended April 3, 2005, net revenue increased 22.7 percent to $40.0 million from $32.6 million for the corresponding period of fiscal 2004.

For the quarter, net earnings increased 34.2 percent to $2.4 million from $1.8 million last year. Diluted earnings per share were $0.17 compared to $0.13 per share last year.

“Our first quarter performance is right on track with our plans for the year,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “We’re particularly encouraged by the broad-based nature of our growth as every channel of business experienced healthy double-digit sales improvement.”

Financial and Operating Summary

Retail revenue increased 20.2 percent to $27.3 million for the 13 weeks ended April 3, 2005, from $22.7 million for the corresponding period of fiscal 2004. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in our existing stores.

Specialty revenue increased 28.3 percent to $12.7 million, compared to $9.9 million last year. Within specialty sales, the grocery business continues to grow the most rapidly, up 47.4 percent over last year. At the end of the quarter, Peet’s was in more than 3,500 grocery stores, or approximately 500 more than the same period last year. The food service business also registered a healthy 23.9 percent growth, benefiting from new customers added in the last 12 months. Direct sales grew 11.6 percent, and the office business grew 27.0 percent during the quarter.

Peet’s Coffee & Tea, Inc.
Reports First Quarter 2005 Results

Cost of sales and related occupancy costs decreased to 45.2 percent of total net revenues compared to 45.6 percent last year. This decrease was primarily driven by a price increase taken in the retail and direct businesses last October.

Operating expenses as a percentage of net revenues remained unchanged from last year at 33.8 percent. Retail operating expenses increased 1.7 percentage points due to new store openings while the specialty business experienced a 2.9 percentage point improvement as sales grew on a relatively fixed cost structure.

Depreciation and amortization expenses increased to $1.7 million, compared to $1.3 million last year. The increase was primarily due to the opening of 20 new retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses increased to 4.2 percent from 4.0 percent last year primarily due to the new stores.

General and administrative expenses increased to $2.2 million compared to $1.7 million last year primarily due to costs associated to support acceleration of the growth of the business and costs to comply with Sarbanes-Oxley. As a percentage of total net revenues, general and administrative expenses increased to 5.5 percent from 5.3 percent last year.

The company ended the quarter with cash and cash equivalents plus marketable securities of $67.9 million.

Fiscal 2005 Targets

Looking ahead, Peet’s provides additional detail on current fiscal 2005 targets:

•
In the second quarter of 2005, the company is forecasting sales to grow between 21 percent and 22 percent with earnings per share between $0.15 and $0.16, up from $0.13 per share for the corresponding period of 2004.

•
For the full year, Peet’s is targeting total net revenue to grow approximately 20 percent, excluding the impact of the 53rd week in fiscal 2004, resulting in net revenue of approximately $172 million and earnings per share of $0.74.

Peet’s Coffee & Tea, Inc. Q1 2005 Conference Call
The company will report its first quarter 2005 earnings results via conference call on Wednesday, May 4, 2005.  The teleconference call will begin at 2 p.m. PT/5p.m. ET.

Peet’s Coffee & Tea, Inc.
Reports First Quarter 2005 Results

The teleconference can be accessed by calling 1-800-289-0496, confirmation code 5562452. The call will be simultaneously Webcast on Peet’s Web site at http://investor.peets.com/Medialist.cfm. A replay of the teleconference will be available at 5 p.m. PT/8 p.m. ET at 1-888-203-1112 or 719-457-0820, using access code 5562452.  The recording will be archived through midnight ET on May 11, 2005.  It will also be available on Peet’s Web site through May 4, 2006 at http://investor.peets.com/Medialist.cfm.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2005 annual and second quarter sales growth and earnings estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2005.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	April 3,	March 28,
	2005	2004

Retail stores	$27,283	$22,697
Specialty sales	12,705	9,899
Net revenue	39,988	32,596

Operating expenses:
Cost of sales and related occupancy expenses	18,071	14,854
Operating expenses	13,501	11,003
Marketing and advertising expenses	831	876
Depreciation and amortization expenses	1,680	1,319
General and administrative expenses	2,194	1,717

Total operating costs and expenses	36,277	29,769

Income from operations	3,711	2,827

Investment income, net	(328)	(187)

Income before income taxes	4,039	3,014

Income tax provision	1,611	1,205

Net income	$2,428	$1,809

Net income per share:
Basic	$0.18	$0.14
Diluted	$0.17	$0.13

Shares used in calculation of net income per share:
Basic	13,564	13,099
Diluted	14,169	13,635

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	April 4,	January 2,
	2005	2005

ASSETS

Current assets
Cash and cash equivalents	$16,243	$11,356
Accounts receivable	3,905	4,136
Inventories	11,774	12,614
Deferred income taxes	1,419	1,403
Prepaid expenses and other	3,051	2,280
Total current assets	36,392	31,789

Property and equipment, net	42,814	40,588
Intangible and other assets, net	3,432	3,455
Marketable securities	51,650	52,057

Total assets	$134,288	$127,889

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$6,165	$5,710
Accrued compensation and benefits	5,156	4,266
Deferred revenue	2,205	2,394
Income tax payable	623	840
Other accrued liabilities	2,865	2,532
Total current liabilities	17,014	15,742

Deferred income taxes	812	838
Deferred lease credits and other long-term liabilities	2,536	2,182
Total liabilities	20,362	18,762

Shareholders' equity
Common Stock, no par value; authorized 50,000,000 shares;
issued and outstanding: 13,634,000 and 13,500,000 shares	95,500	93,091
Accumulated other comprehensive loss, net of tax	(190)	(152)
Retained earnings	18,616	16,188

Total shareholders' equity	113,926	109,127

Total liabilities and shareholders' equity	$134,288	$127,889